Exhibit 10.18

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This First Amendment to Employment Agreement and General Release is entered into on December 22, 2014 between Steven M. Glick ("Employee") and Public Storage, PSSC Inc. and their past and present shareholders, officers, directors, employees, subsidiaries, partners, affiliated companies, attorneys, agents, and their successors, heirs, executors and administrators and representatives (herein “Employer").  Employer and Employee are collectively referred to herein as “Parties.”

On February 19, 2014, the Parties entered into an Employment Agreement and General Release (“Agreement”) and hereby agree to amend the Agreement as follows:

(1)	Paragraph 2A, second sentence, the date March 2, 2015 shall be replaced with the date March 3, 2015.
(2)

Paragraph 3B shall be deleted and replaced in its entirety with the following: “If Employee has not revoked the Agreement, as amended hereby, on or before December 30, 2014, as further consideration, on December 31, 2014, Employer will pay to Employee the sum of $250,000 less applicable withholdings.”

(3)

Paragraph 3D shall be deleted and replaced in its entirety with the following: “Effective January 1, 2015 through the Termination Date, Employee shall continue to perform work for the Company by coming into the office three days a week.  Employer and Employee shall mutually agree if it is desired for the Employee to come into the office more than three days a week.  During this period, Employee shall be paid the same salary he was paid prior to this period.  Employee shall not be required to work on January 2, 5, 6 and February 4, 5, 6.”

(4)

Paragraph 3F shall be deleted and replaced in its entirety with the following: “Between January 1, 2015 and the Termination Date, Employee shall be entitled to continue to participate in Employer’s group insurance plan and in Employer’s 401(k) plan.”

(5)

The last sentence of Paragraph 6 shall be deleted and replaced with the following: “Notwithstanding anything in this Agreement to the contrary, beginning on January 1, 2015 Employee may seek employment outside of Employer, but may not commence employment with a third party before March 3, 2015.”

(6)	Paragraph 7, first sentence, the date December 31, 2014 shall be replaced with the date March 3, 2015.
(7)	Paragraph 7, last sentence, the date December 31, 2014 shall be replaced with the date March 3, 2015.
(8)

Other than as explicitly set forth in this First Amendment, all terms and conditions of the Agreement remain in full force and effect.  All defined terms in the Agreement shall also apply to this First Amendment, provided that references to Agreement shall mean the Agreement, as amended hereby.  In the event of a conflict between the terms and conditions of this First Amendment and the Agreement, the terms and conditions of this First Amendment shall govern.

Dated: December 22, 2014	/s/ Steven M. Glck
Steven M. Glick, Employee

Dated: December 22, 2014	Employer

	By:	/s/ Ronald L. Havner, Jr.
Ronald L. Havner, Jr.
	Its:	Chief Executive Officer